EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Cascade Bancorp to Present at the D.A. Davidson 17th Annual Financial Institutions Conference

Bend, Ore. - May 6, 2015 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), today announced that Terry Zink, CEO of Cascade Bancorp, will present at the D.A. Davidson Financial Institutions Conference in Denver, Colorado. The presentation is scheduled to begin at 4:20 p.m. MDT (6:20 p.m. EDT), on Tuesday, May 12, 2015.
Interested investors and other parties may listen to a simultaneous webcast of the presentation by logging onto the Investor Relations section of the Company's website at www.botc.com. Presentation materials will also be available on the investor relations section of the Company’s website. The on-line replay will remain available for 180 days, following the presentation.
About Cascade Bancorp and Bank of the Cascades
Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 39 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.